Exhibit 99.1

BurgerFi to Report Fourth Quarter and Fiscal Year 2023 Financial Results on April 1, 2024

FORT LAUDERDALE, FL, Mar. 29, 2024 – BurgerFi International, Inc. (NASDAQ: BFI, BFIIW) (“BurgerFi”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), will report financial results for the fourth quarter and fiscal year ended January 1, 2024 on Monday, April 1, 2024 after the market closes. Management will host a conference call at 4:30 p.m. Eastern time on the same day to discuss the results.

The conference call will be broadcast live and available for replay on the Company’s Investor Relations website at ir.burgerfi.com. Participants can also access the call using the dial-in details below.

Date: Monday, April 1, 2024
Time: 4:30 p.m. ET
Toll-free dial-in number: 1-833-816-1403
International dial-in number: 1-412-317-0496
Conference ID: 10186616

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

About BurgerFi International (Nasdaq: BFI, BFIIW)
BurgerFi International, Inc. is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi International is the owner and franchisor of the two following brands with a combined 168 locations.

Anthony’s. Anthony’s is a premium pizza and wing brand with 60 restaurants (59 corporate-owned casual restaurant locations and 1 dual brand franchise location), as of January 1, 2024. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal-fired oven with menu offerings including “well-done” pizza, coal-fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

BurgerFi. BurgerFi is among the nation’s fast-casual better burger concepts with 108 BurgerFi restaurants (80 franchised and 28 corporate-owned) as of January 1, 2024. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi's menu also includes high-quality Wagyu Beef Blend Burgers, Antibiotic and Cage-Free Chicken offerings, Hand-Cut Sides, and Frozen Custard Shakes. BurgerFi was named "The Very Best Burger" at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival and “Best Fast Food Burger” in USA Today’s 10Best 2023 Readers’ Choice Awards for its BBQ Rodeo Burger, "Best Fast Casual Restaurant" in USA Today's 10Best 2023 Readers' Choice Awards for the third consecutive year, QSR Magazine's Breakout Brand of 2020 and Fast Casual's 2021 #1 Brand of the Year. In 2021, Consumer Reports awarded BurgerFi an “A Grade Angus Beef” rating for the

Exhibit 99.1

third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Investor Relations:
ICR
Michelle Michalski IR-BFI@icrinc.com

Media Relations Contact:
Ink Link Marketing
Kim Miller
Kmiller@inklinkmarketing.com